Exhibit 10.3

April 17, 2023

Josh Sodaitis

Chief Executive Officer

Peer to Peer Network aka Mobicard Inc.

https://www.ptopnetwork.com/

https://freemobicard.com/

Corporate Office:

45 Prospect Street

Cambridge, MA 02139

Registered Agents Inc.:

30 N Gould St. Ste R

Sheridan, WY 82801

via certified mail, first class mail, and e-mail: joshsmobicardinc@gmail.com & info@freemobicard.com

This letter follows on the heels of our valid and legal demand for a special meeting of shareholders originally signed and sent to PTOP on April 2, 2023 and reiterated on April 7, 2023 and April 17, 2023.

Mr. Sodaitis,

I am hereby again demanding on behalf of Andy Sanjani that you provide him access to the books and records of Peer to Peer Network (PTOP). Mr. Sanjani is the largest shareholder of record of the common shares of the Company and has this right under Wyoming Statute Article 16 Section 17-16-1602 (below). Mr. Sanjani has held his shares for more than 6 months. This investment includes 1,662,455,448 common shares, or 9.1% of the issued and outstanding shares as per OTC Markets, well above the 5% required by Wyoming rules. Further, on behalf of Messrs. Andy Sanjani, James Bento, Marc Lasky, and Michael Lasky and FOMO WORLDWIDE, INC., we together demand same access as holders of a combined 13.4% of PTOP’s common shares.

I have been given proxy to request this action by Mr. Sanjani as can be seen in the below screenshot, and have similar consent from Mr. Lasky and Mr. Bento. We reiterate our demand for a special meeting of shareholders to nominate a new slate of Directors. Your prior correspondence that FOMO WORLDWIDE, INC. has illegally requested the meeting on behalf of the members of the group without their consent is baffling, as is your statement that one of our group members is “dead”. It is my understanding you have not communicated with any of our members since our demands.

We believe your failure to provide PTOP’s books and records for inspection and to call a special meeting of shareholders in response to our multiple demands of same are violations of State of Wyoming statutes.

We insist you provide prompt attention to this matter.

Time is of the essence.

Vikram Grover

CEO

FOMO WORLDWIDE, INC.

(630) 708-0750

cc:	Dale Bergman, Esq. (FOMO WORLDWIDE, INC. SEC counsel),
Scott Olson, Esq. (Peer to Peer Network SEC counsel),
Securities Exchange Commission (via EDGAR),
Secretary of State of Wyoming,
Attorney General State of Wyoming,
Andy Sanjani, CEO Think Latitude (owner of 1,662,455,448 common shares),
James Bento, former CEO, CFO & Secretary Peer to Peer Network (owner of 390,000,000 common shares),
Marc Lasky, former CEO Peer to Peer Network (owner of 135,529,500 common shares),
Michael Lasky, former Chairman Peer to Peer Network (owner of 34,812,500 common shares),
Vikram Grover, CEO FOMO WORLDWIDE, INC. (owner of 210,000,000 common shares; proxy for above).

Article 16 - Records and Reports

Section 17-16-1602 - Inspection of Records by Shareholders.

Universal Citation: WY Stat § 17-16-1602 (2022)

17-16-1602. Inspection of records by shareholders.

(a) A shareholder of a corporation is entitled to inspect and copy, during regular business hours at the corporation’s principal office, any of the records of the corporation described in W.S. 17-16-1601(e) if the shareholder gives the corporation written notice of the shareholder’s demand at least five (5) business days before the date on which the shareholder wishes to inspect and copy.

(b) A shareholder who has been of record for at least six (6) months immediately preceding his demand and who shall be the holder of record of at least five percent (5%) of all the outstanding shares of a corporation is entitled to inspect and copy, during regular business hours at a reasonable location specified by the corporation, any of the following records of the corporation if the shareholder meets the requirements of subsection (c) of this section and gives the corporation written notice of the shareholder’s demand at least five (5) business days before the date on which the shareholder wishes to inspect and copy:

(i) Excerpts from minutes of any meeting of the board of directors, records of any action of a committee of the board of directors while acting in place of the board of directors on behalf of the corporation, minutes of any meeting of the shareholders, and records of action taken by the shareholders or board of directors without a meeting, to the extent not subject to inspection under W.S. 17-16-1602(a);

(ii) Accounting records of the corporation; and

(iii) The record of shareholders.

(c) A shareholder may inspect and copy the records described in subsection (b) of this section only if:

(i) The shareholder’s demand is made in good faith and for a proper purpose;

(ii) The shareholder describes with reasonable particularity his purpose and the records he desires to inspect; and

(iii) The records are directly connected with the shareholder’s purpose.

(d) The right of inspection granted by this section may not be abolished or limited, but may be expanded, by a corporation’s articles of incorporation or bylaws.

(e) This section does not affect:

(i) The right of a shareholder to inspect records under W.S. 17-16-720 or, if the shareholder is in litigation with the corporation, to the same extent as any other litigant; or

(ii) The power of a court, independently of this act, to compel the production of corporate records for examination.

(f) For purposes of this section, “shareholder” includes a beneficial owner whose shares are held in a voting trust or by a nominee on his behalf.